As filed with the Securities and Exchange Commission on March 11, 2005
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	52-2126573
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Leonard A. Steinberg, Esq.
Vice President, General Counsel and Corporate Secretary
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF SHARES TO BE	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	AMOUNT OF
REGISTERED	REGISTERED(1)	PER SHARE(2)	OFFERING PRICE	REGISTRATION FEE(3)

Common Stock, $0.01 par value per share	1,500,000	$8.32	$12,483,000	$1,469

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee based upon the average of the high ($8.45) and low ($8.194) prices reported for the shares of the common stock reported on the Nasdaq National Market on March 10, 2005, pursuant to Rule 457(c).

(3)	Calculated pursuant to Pursuant to Rule 457(p), the total dollar amount of the fee set forth below is offset against a fee previously paid to the Securities and Exchange Commission by Alaska Communications Systems Group, Inc. (‘‘ACS Group’’). ACS Group previously paid $50,680 in connection with a registration statement on Form S-1 (Registration Number 333-114378), which was originally filed on April 9, 2004, amended on June 1, 2004 and withdrawn on October 28, 2004. Additionally, ACS Group previously paid $17,353 in connection with a registration statement on Form S-4 (Registration Number 333-114380), which was originally filed on April 9, 2004, amended on June 1, 2004 and withdrawn on October 28, 2004. As a result of these filings, ACS Group had a balance of $68,033 to offset against future filing fees, including the filing fee for this registration statement on Form S-3. $34,207 of this balance was offset against the filing fee for a registration statement on Form S-3 (Registration Number 333-121433), which was filed on December 20, 2004. The remaining balance after applying the remaining amount against the filing fee from this registration statement is $32,357.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED MARCH 11, 2005

PRELIMINARY PROSPECTUS

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
1,500,000 Shares of Common Stock, $0.01 Par Value Per Share
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Alaska Communications Systems Group, Inc., a Delaware corporation, is the leading facilities-based telecommunications services provider and largest local exchange carrier (“LEC”) in Alaska and the 13th largest LEC in the United States. With this Prospectus, we are offering you the opportunity to participate in our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan allows our existing stockholders to increase their holdings of our common stock and gives new investors an opportunity to make an initial investment in our common stock.

PLAN HIGHLIGHTS

•	If you are an existing stockholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your shares of common stock and by making optional cash payments of not less than $25 and up to a maximum of $20,000 per month. In some instances, we may permit optional cash payments in excess of this maximum if we approve your request for waiver.

•	If you are a new investor, you may join the Plan by making an initial investment of not less than $500 and up to a maximum of $20,000. In some instances, we may permit initial investments in excess of this maximum if we approve your request for waiver.

•	Once you enroll in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

•	We may offer discounts ranging from 0% to 5% on reinvestments, optional and initial cash investments, or investments approved for waiver. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

     Your participation in the Plan is voluntary and you may terminate your account at any time. If you elect not to participate in the dividend reinvestment portion of the Plan, you will receive dividends, if and when declared by our board of directors, by check or automatic deposit to a bank account that you designate.

     Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 3 of this Prospectus and the documents incorporated herein by reference for more information. We suggest you retain this Prospectus for future reference.

     Our shares of common stock are quoted on the Nasdaq National Market under the symbol “ALSK”. The last reported sales price of our common stock on March 10, 2005 was $8.26. Our executive offices are located at 600 Telephone Avenue, Anchorage, Alaska 99503. You can also contact us by telephone at (907) 297-3000, by facsimile at (907) 297-3052, or through our website at http://www.alsk.com. Unless specifically noted otherwise in this Prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Alaska Communications Systems Group, Inc. and its subsidiaries.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to sell or solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OR IN THE DOCUMENTS INCORPORATED HEREIN BY RERFERENCE OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

     Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all information included or incorporated by reference in this Prospectus before you decide to participate in the Plan and purchase shares of common stock. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

     The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

     Mellon Bank, N.A. (the “Administrator”) administers the Plan. If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

     If you decide to withdraw from the Plan, the Administrator will continue to hold your shares unless you request a certificate for whole shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this Prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•	rapid technological developments and changes in the telecommunications industries;

•	our competitive environment;

•	ongoing deregulation (and the resulting likelihood of significantly increased price and product/service competition) in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation;

•	changes in revenue from Universal Service Funds;

•	regulatory limitations on our ability to change our pricing for communications services;

•	the possible future unavailability of Statement of Financial Accounting Standards, or SFAS, No. 71, Accounting for the Effects of Certain Types of Regulation, to our wireline subsidiaries;

•	our ability to bundle our products and services;

•	possible changes in the demand for our products and services;

•	changes in general industry and market conditions and growth rates;

•	changes in interest rates or other general national, regional or local economic conditions;

•	governmental and public policy changes;

•	our ability to generate sufficient earnings and cash flows to continue to make dividend payments to our stockholders;

•	the continued availability of financing in the amounts, at the terms, and subject to the conditions necessary to support our future business;

•	the success of any future acquisitions;

•	changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; and

•	the matters described under “Risk Factors.”

     In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this Prospectus not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Prospectus. Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

INDUSTRY, MARKET SHARE AND OTHER INFORMATION

     Unless otherwise indicated, information contained in this Prospectus and the documents incorporated herein by reference concerning the telecommunications industry, our general expectations concerning this industry and our and our competitors’ market position and market shares within this industry are based on assumptions and estimates prepared by us using data from industry sources, and on assumptions made by us based on our management’s knowledge and experience in the markets in which we operate and the telecommunications industry generally. We believe these estimates are accurate as of the date of this Prospectus; however, this information may prove to be inaccurate because, as a result of the method by which we obtained some of the data for our estimates or the nature of the information, it cannot always be verified with certainty. We have not independently verified data from industry or other third-party sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding the telecommunications industry and our market positions and market shares within the telecommunications industry provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under ‘‘Cautionary Statement Concerning Forward-Looking Statements’’ in this Prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this Prospectus.

     We incorporate by reference into this Prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this Prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this Prospectus.

     This Prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2005;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 6, 2004; and

•	The description of our common stock contained in our Form 8-A filed with the Securities and Exchange Commission on November 17, 1999.

     These documents contain important information about us and our financial condition. Information contained in this Prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this Prospectus, while information that we file with the SEC after the date of this Prospectus that is incorporated by reference will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and, as a result, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We have filed a registration statement on Form S-3 with the Securities and Exchange Commission regarding this offering. The registration statement of which this Prospectus is a part contains additional important information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this Prospectus certain information that is included in the registration statement of which this Prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

     You may read and copy the registration statement, the related exhibits, the periodic reports we file and the other material we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site’s address is www.sec.gov.

     Our website is www.acsalaska.com. Our filings are available on our investor relations website www.alsk.com. Information contained in or connected to our website is not a part of this Prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000

THE COMPANY

     We are the leading facilities-based telecommunications services provider and the largest local exchange carrier (LEC) in Alaska and the 13th largest LEC in the United States. We are focused on providing leading telecommunications services to our customers under a single brand name, Alaska Communications Systems. On a retail basis, we provide our consumer and business customers with a complete range of telecommunications services, including local telephone, wireless, Internet, and long distance, using our own network, as well as video entertainment through our partnership arrangement with DISH Network, a leading satellite service provider. In addition, we also provide selected local telephone and wireless services on a wholesale basis.

     Our principal offices are located at 600 Telephone Avenue, Anchorage, Alaska 99503. Our telephone number is (907) 297-3000.

THE PLAN

DESCRIPTION OF THE PLAN

     The following is a summary description of the Plan.

1. Who is eligible to participate in the Plan?

     New investors and existing stockholders of the Company are eligible to participate in the Plan.

2. How does a new investor participate in the Plan?

     If you are a new investor and would like to participate in the Plan, please read this Prospectus before you invest. Once you have read this Prospectus, you may complete the enclosed enrollment form and mail it to the Administrator in the envelope provided. Alternatively, you may enroll on-line through the Company’s web site at www.alsk.com or on-line through Investor ServiceDirect ® at www.melloninvestor.com. Simply click the “Stock Purchase Plans” button at the “easy search” screen, then select the ticker symbol button and enter ALSK. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan.

     New investors can participate in the Plan by making an initial investment in our common stock of not less than $500 up to a maximum of $20,000, unless a request for waiver has been granted (in which case the initial investment may exceed $20,000). If you are a new investor, you may make an initial investment by:

•	Authorizing an electronic debit of at least $500 but not more than $20,000 from your U.S. bank account. This alternative is available to on-line investors only; or

•	Mailing a check or money order for at least $500 but not more than $20,000 to the Administrator along with your enrollment form. Please make the check or money order payable to ALSK/Mellon Bank.

     The purchase price for shares purchased with an initial investment of not less than $500 up to a maximum of $20,000 will be equal to the market price. See “Purchases and Pricing of Shares” for a description of how the market price is determined. If you request a waiver and we approve it, your initial investment may exceed $20,000. See “Optional Cash Payments and Initial Investments in Excess of $20,000 — Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

     We may offer discounts ranging from 0% to 5% on reinvestments, optional and initial cash investments, or investments approved for waiver. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

3. How does an existing stockholder participate in the Plan?

     Enrollment is available on-line through the Company’s web site at www.alsk.com or through Investor ServiceDirect ® at www.melloninvestor.com. See “Administration” for information on how to access Investor ServiceDirect ® . Alternatively, you may enroll by completing the enclosed enrollment form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.

     You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. Except in unusual circumstances, the record date will be the last trading day of March, June, September and December, or approximately 21 days in advance of the dividend payment date.

     You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

4. As an existing stockholder, what are my investment options under the Plan?

     Once enrolled in the Plan, you may elect to:

•	If you own 100 shares or more, reinvest all or a portion of your cash dividends paid on your shares of common stock in additional shares of our common stock;

•	If you own fewer than 100 shares and you elect to receive an annual account statement, reinvest all of your cash dividends paid on your shares of common stock in additional shares of our common stock at no cost to you; and/or

•	Make optional cash investments in our common stock of not less than $25 up to a maximum of $20,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $20,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $25 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $500.

     The purchase price for shares purchased with reinvested dividends and optional cash payments up to $20,000 per month will be equal to the market price. See “Purchases and Pricing of Shares” for a description of how the market price is determined. You may make optional cash payments in excess of $20,000 in any month only if we grant your request for waiver.

     We may offer discounts ranging from 0% to 5% on reinvestments, optional and initial cash investments, or investments approved for waiver. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

5. How do I make an optional cash payment under the Plan?

     If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash investments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect ® or send a check or money order to the Administrator for each optional cash payment. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account. Optional cash payments may not be less than $25, and the total of all optional cash payments may not exceed $20,000 in any month, unless a request for waiver has been granted (in which case your optional cash payments may exceed $20,000 for the month in which the waiver is granted).

6. Who is the administrator of the Plan?

     Mellon Bank, N.A. (the “Administrator”) administers the Plan. Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/dealer, will provide certain administrative support to the Administrator. If you have questions regarding the Plan, please write to the Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Administrator at 1-877-870-2426 (if you are inside the United States or Canada) or 1-201-329-8660 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor ServiceDirect® . See “Administration” for more information regarding Investor ServiceDirect® and the administration of the Plan.

7. When are funds invested under the Plan?

     For months when a dividend is payable, the investment date for the dividend reinvestment transaction will be the dividend payment date for the quarter. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the dividends within 30 days, the Administrator will remit the dividends to you by check. Optional cash payments and initial investments are processed at least once every five business days. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

8.	How do I make optional cash payments or an initial investment in excess of the maximum monthly amount?

     If you wish to make optional cash payments in excess of $20,000 in any month or an initial investment in excess of $20,000, see “Optional Cash Payments and Initial Investments in Excess of $20,000 — Request for Waiver” for more information.

9.	Who pays the brokerage trading fees and other expenses?

     We will pay all transaction and brokerage trading fees on shares purchased through the Plan when shares are being acquired from the Company. If shares are acquired through open market sources, brokerage trading fees at the rate of $0.06 per share may be factored into the weighted average price of shares that you acquired during the pricing period. You may be responsible for certain charges if you withdraw from the Plan.

PURPOSE

     The purpose of the Plan is to provide a convenient and economical way for our stockholders to invest all or a portion of their cash dividends in additional shares of our common stock. The Plan also allows our stockholders and new investors to purchase shares of our common stock.

ELIGIBILITY OF NEW INVESTORS

     If you are a new investor, you can participate in the Plan by making an initial investment in our common stock of not less than $500 up to a maximum of $20,000. You may make an initial investment in excess of $20,000 only if we grant your request for waiver. New investors may join the Plan by on-line enrollment through the Company’s web site at www.alsk.com or on-line through Investor ServiceDirect® at www.melloninvestor.com. Alternatively, you may enroll in the Plan by completing the enclosed enrollment form and delivering it, along with an initial investment, to the Administrator.

     See “How does a new investor participate in the Plan?” for more information on how to make an initial investment through Investor ServiceDirect® .

ELIGIBILITY OF EXISTING STOCKHOLDERS

     Eligible stockholders may join the Plan by accessing their account on-line through the Company’s web site at www.alsk.com or on-line through Investor ServiceDirect® at www.melloninvestor.com and electing to reinvest all or part of your dividend or to make an optional cash investment. See “How do I make an optional cash payment under the Plan?” for more information on how to make an optional cash payment through Investor ServiceDirect ® .

     If you own shares that are registered in someone else’s name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from “street name” or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in the Plan without having to withdraw your shares from “street name.”

     If you are already a participant in the Plan, you need not take any further action in order to maintain your present participation.

ADMINISTRATION

     Mellon Bank, N.A. (the “Administrator”) administers the Plan. Certain administrative support will be provided to the Administrator by Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/dealer.

     You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor ServiceDirect ® . To access Investor ServiceDirect ® please visit the Mellon Investor Services website at http://www.melloninvestor.com.

     To gain access, you will need a password which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

     You can contact stockholder customer service toll-free within the United States and Canada at:

1-877-870-2426

     If you are calling from outside the United States or Canada, please contact stockholder customer service at:

1-201-329-8660

     An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

     You may write to the Administrator at the following address:

Mellon Bank, N.A.
c/o Mellon Investor Services
P.O. Box 3338 South Hackensack, NJ 07606-1938

     Please include a reference to Alaska Communications Systems Group, Inc. in all correspondence.

PURCHASES AND PRICING OF SHARES

     If purchased directly from us, the market price for purchases of shares with reinvested dividends, initial investments up to $20,000 and optional cash payments up to $20,000 per month will be equal to the average of the daily high and low sale prices of our shares, as quoted by the Nasdaq National Market, for the investment date. If, at our direction, shares are purchased in the open market, the market price will be the weighted average price of all shares purchased for the investments.

     If a request for waiver is approved, the purchase price for shares purchased with optional cash payments in excess of $20,000 for any month or an initial investment in excess of $20,000 will be determined by the Administrator. See “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver.”

     For months when a dividend is payable, the investment date for the dividend reinvestment transaction will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the Wednesday closest to the 20th of the month following the end of each quarterly period. Initial investment and optional cash purchase transactions are processed independently from dividend reinvestment transactions and will generally be processed within five business days of receipt of funds. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

PARTICIPATION

     Any eligible stockholder and new investor may join the Plan by enrolling on-line or by completing an enrollment form and returning it to the Administrator at the following address: Mellon Bank, N.A., c/o Mellon Investor Services, P. O. Box 3338, South Hackensack, NJ 07606-1938. If you are an eligible existing stockholder, you may submit an optional cash payment of between $25 and $20,000 with your on-line enrollment or completed enrollment form. If you are a new investor, you must submit an initial investment of between $500 and $20,000 with your completed enrollment form. Alternatively, you may enroll on-line at http://www.melloninvestor.com. You may make an optional cash payment or an initial investment in excess of $20,000 only if we grant your request for waiver.

     If the Administrator receives your enrollment form on or before the record date for the payment of the next dividend (approximately 21 days in advance of the dividend payment date), that dividend will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any dividend record date and you were a holder of record on that dividend record date, that dividend will be paid by check or automatic deposit to a bank account that you designate and your initial dividend reinvestment will commence with the following dividend.

     Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments:

•	You may reinvest all or a portion of your cash dividends paid on your shares of common stock in additional shares of our common stock if you own 100 shares or more;

•	You may reinvest all of your cash dividends paid on your shares of common stock in additional shares of our common stock at not cost to you if you own fewer than 100 shares and you elect to receive an annual account statement; and/or

•	You may make optional cash payments of not less than $25 up to a maximum of $20,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $20,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $25 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $500.

     By enrolling in the Plan, you direct the Administrator to apply dividends and any optional cash payments you might make as a participant to the purchase of additional shares of our common stock in accordance with the Plan’s terms and conditions. Unless otherwise instructed, the Administrator will automatically reinvest all dividends declared and paid on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Administrator. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 21 days in advance of the dividend payment date). If the notice is received after the record date and you were a holder of record on that date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

     Optional cash payments and initial investments can be delivered to the Administrator in the form of a check or money order made payable to ALSK/Mellon Bank, or by authorizing electronic transfers from your bank account by accessing your Plan account on-line through Investor ServiceDirect ® at http://www.melloninvestor.com. If you send a check or money order, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $35 fee will be assessed for a check or electronic debit that is returned for insufficient funds.

     The Administrator must receive the optional cash payment of an existing stockholder at least one business day prior to the investment date.

COST

     Except for certain charges incurred in connection with shares acquired through open market services, there are no brokerage trading fees or other charges on shares purchased through the Plan. Certain charges may be incurred by you if you withdraw from the Plan as described below. See “Withdrawal by Participant.”

DATE FOR INVESTMENT OF FUNDS UNDER THE PLAN

     For months when a dividend is payable, the investment date of the dividend will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the Wednesday closest to the 20th of January, April, July and October. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the dividends within 30 days, the Administrator will remit the dividends to you by check. Initial investment and optional cash purchase transactions are processed independently from dividend reinvestment transactions and will generally be processed within five business days of receipt of funds. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

DISCOUNTS

     We may offer discounts ranging from 0% to 5% on reinvestments, optional and initial cash investments, or investments approved for waiver. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

INITIAL INVESTMENTS BY NEW INVESTORS

     New investors can participate in the Plan by making an initial investment in our common stock of not less than $500 up to a maximum of $20,000, unless a request for waiver has been granted (in which case the initial investment may exceed $20,000). An initial investment by a new investor may be made by enclosing a check or money order with the enrollment form. Checks and money orders should be made payable to ALSK/Mellon Bank. Alternatively, new investors may enroll on-line at http://www.melloninvestor.com.

     The Administrator must receive your payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment on the next investment date. Generally, there is an investment date once every five business days. If you deliver an initial investment to the Administrator, but decide that you do not want to make the initial investment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

OPTIONAL CASH PAYMENTS BY PLAN PARTICIPANTS

     You may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $25, and the total of all optional cash payments submitted by an individual stockholder may not exceed $20,000 in any month, unless a request for waiver has been granted (in which case the optional cash payments may exceed $20,000 for the month in which the waiver is granted). The $25 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $500. There is no obligation either to make an optional cash payment or to invest the same amount of cash for each investment.

     If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your U.S. bank account through Investor ServiceDirect ® or send a check or money order to the Administrator for each optional cash payment. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account.

     Optional cash payments must be sent so that the Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment on the next investment date. Generally, there is an investment date once every five business days. If you deliver an optional cash payment to the Administrator, but decide that you do not want to make the optional cash payment, you must deliver a written request for a refund to the Administrator. See “Administration” for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

USE OF MULTIPLE ACCOUNTS

     If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, or do anything else, regardless of the form, for the purpose of evading the $20,000 limitation on initial investments and monthly optional cash payments, you will be considered a single participant for purposes of the $20,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $20,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $20,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $20,000 limitation.

OPTIONAL CASH PAYMENTS AND INITIAL INVESTMENTS IN
EXCESS OF $20,000 — REQUEST FOR WAIVER

     If you want to make optional cash payments in excess of $20,000 in any month or an initial investment in excess of $20,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Administrator’s Waiver Department at 1-917-320-6300 and upon completion, please send it to the Administrator’s Waiver Department via facsimile at 1-917-320-6312.

     We have the sole discretion whether to approve any request to make an optional cash payment or initial investment in excess of the maximum amount and to set the terms of any such optional cash payment or initial investment. If we approve your request for waiver, the Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the stockholder submitting the request;

•	the extent and nature of the stockholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the stockholder; and

•	the aggregate number of optional cash payments and initial investments in excess of $20,000 for which requests for waiver have been submitted by all existing stockholders and new investors.

     If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver.

PURCHASES AND PRICING OF SHARES PURCHASED PURSUANT
TO A REQUEST FOR WAIVER

     If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than 10 trading days as determined by the Company commencing on a date set by us. Optional cash payments or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Administrator will apply all good funds received on or before the first business day before the pricing period to purchase of shares of our common stock. Funds received after this date will be returned to you.

     For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sale prices of our shares, computed up to seven decimal places, if necessary, as quoted on the Nasdaq National Market, for the applicable trading days immediately preceding the waiver investment date. The purchase price on any waiver investment date may be reduced by the waiver discount, if any.

     For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to optional cash payments and initial investments made pursuant to a request for waiver. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

     If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sale prices of our common stock as quoted on the Nasdaq National Market for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the Nasdaq National Market. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

     In addition, a portion of each optional cash payment or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on the Nasdaq National Market. The amount returned will be equal to a pro rata portion of the amount of the optional cash payment or initial investment (not just the amount in excess of $20,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash payment or initial investment will be returned without interest.

     The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Administrator’s Waiver Department at 1-917-320-6300 to find out if a threshold price has been fixed or waived for any given pricing period.

     For each pricing period, we may establish a discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price determined by the pricing period and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by contacting the Administrator’s Waiver Department at 1-917-320-6300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $20,000. The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $20,000. Any discount applicable to reinvested dividends, initial investments up to $20,000 and optional cash payments up to $20,000 per month will not apply to initial investments and optional cash payments made pursuant to a request for waiver.

     We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

NUMBER OF SHARES TO BE PURCHASED FOR THE PARTICIPANT

     The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your cash dividend, the amount of your optional cash payments, the amount of your initial investment, and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to four decimal places.

     This Prospectus relates to shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any reinvested dividends, optional cash payments, and initial investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

SOURCE OF SHARES PURCHASED UNDER THE PLAN

     Shares purchased under the Plan will normally come from our authorized but unissued shares of common stock. However, we reserve the right to issue shares from our treasury position or to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares. Such market purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. You will pay no service fees, brokerage trading fees or other charges on purchases under the Plan when shares are newly issued or issued from our treasury position. If shares are acquired through open market sources , brokerage trading fees at the rate of $0.06 a share may be factored into the weighted average price of shares that you acquired during the pricing period.

METHOD FOR CHANGING DIVIDEND REINVESTMENT ELECTION

     You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect ® or by notifying the Administrator in writing. See “Administration” for information on how to contact the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend (approximately 21 days in advance of the dividend payment date).

WITHDRAWAL BY PARTICIPANT

     You may discontinue the reinvestment of your dividends at any time by providing written notice to the Administrator. Alternatively, you may change your dividend election on-line under account management service at www.melloninvestor.com. See “Administration” for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 21 days in advance of the dividend payment date). The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. In addition, you may request that all or part of your shares be sold. When your shares are sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.

     Upon withdrawal, you may elect to stop the investment of any initial investment or optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

     Generally, an eligible stockholder or new investor may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

SHARE CERTIFICATES AND SAFEKEEPING

     Shares of our common stock that you acquire under the Plan will be maintained in your Plan account in uncertified form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

     If you own shares of our common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge.

REPORTS TO PARTICIPANTS

     The Administrator will send a transaction notice confirming the details of each transaction that you make. When you participate in the dividend reinvestment feature, depending on the number of shares you own, you will receive a quarterly or annual statement of your account.

RESPONSIBILITIES UNDER THE PLAN

     We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or in actions in connection with the administration of the Plan.

     You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

INTERPRETATION AND REGULATION OF THE PLAN

     We reserve the right to interpret and regulate the Plan.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

     We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. Upon our termination of the Plan, a certificate will be issued to you for the number of full shares in your account. Any fractional share in your account will be converted to cash and remitted to you by check or automatic deposit to a bank account that you designate.

MISCELLANEOUS

     Effect of Stock Dividend, Stock Split or Rights Offering. Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

     If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 21 days in advance of the applicable distribution date.

     Effect of Transfer of All Shares in Participant’s Name. If you dispose of all the shares of our common stock registered in your name, but do not give notice to the Administrator, the Administrator will continue to reinvest the cash dividends on any shares held in your account under the Plan until the Administrator is otherwise notified. See “Withdrawal by Participant” for more information on how to withdraw from the Plan.

     Voting of Participant’s Shares Held Under Plan. The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant in the Plan and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant in the Plan and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of stockholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.

LIMITATION OF LIABILITY

     The Plan provides that neither we nor the Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

     The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

     The net proceeds we realize from sales of our authorized and unissued shares of common stock or treasury stock pursuant to the Plan will be used for general business purposes. We will not receive any proceeds from shares purchased by the Administrator in open market or negotiated purchases. We do not know either the number of shares that will be purchased under the Plan or the prices at which the shares will be sold to participants.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “Service”), and court decisions, all as of the date of this Prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

     The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign stockholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested. You are urged to consult your tax advisor to determine the particular tax consequences that may result from your participation in the Plan.

TAX CONSEQUENCES OF DIVIDEND REINVESTMENT

     In the case of shares of common stock purchased by the Administrator from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the shares of common stock purchased with your reinvested dividends. This amount includes the discount, if any, on reinvestment provided for by the Plan. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq National Market for the investment date.

     In the case of shares (including any fractional share) purchased in market transactions or in negotiated transactions with third parties, you will be treated as having received a distribution equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

     The distributions described above will constitute taxable dividend income to you to the extent of our current and accumulated earnings and profits allocable to the distributions. Under current law, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to you (if you are an individual) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates. Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will reduce the basis of your shares of common stock by the amount of the excess distribution, but not below zero. To the extent that excess distributions exceed the tax basis in your shares and provided that you have held your shares as capital assets, you will recognize capital gain, which will be taxable as long-term capital gain if you have held your shares for more than one year.

     The tax basis of your shares of stock purchased with reinvested dividends will generally equal the total amount of distributions you are treated as having received, as described above. Your holding period in shares of common stock (including fractional shares) acquired pursuant to the Plan will generally begin on the day after the shares are credited to your account.

TAX CONSEQUENCES OF OPTIONAL CASH PAYMENTS

     Participants who choose to purchase additional shares by electing optional cash payments, and who have also elected to have their dividends reinvested, will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the participant. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq National Market for the investment date. Any such distributions will be subject to tax in accordance with the rules described above under “Tax Consequences of Dividend Reinvestment”. The tax treatment of participants who purchase shares by electing optional cash purchases or as an initial cash investment, but who have not elected to have their dividends reinvested, is not entirely clear under existing law. However, the Service has indicated in certain private letter rulings, that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan. Private letter rulings are not binding on the Service and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless such rulings often reflect the current thinking of the Service. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash investment or an optional cash investment may differ depending on whether you are participating in the dividend reinvestment feature of the Plan.

     The tax basis of shares of common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment. Your holding period in such shares (including fractional shares) generally begins on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.

TAX CONSEQUENCES OF DISPOSITIONS

     You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the you receive a cash payment for a fraction of a share of common stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under certain circumstances described below, we, or the Administrator may be required to deduct “backup withholding” on distributions paid to a stockholder, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if (1) the participant has failed to properly furnish us and the Administrator with its taxpayer identification number; (2) the Service notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) the Service notifies us or the Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

     Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Withheld amounts will generally constitute a credit on such participant’s federal income tax return.

     The Administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. Such information will also be furnished to the Service to the extent required by law.

PLAN OF DISTRIBUTION

     Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. Mellon Securities LLC, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees on shares that are newly issued or issued from our treasury stock. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently quoted on the Nasdaq National Market.

     In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing stockholders and new investors who may be engaged in the securities business.

     Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

     Our certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

     The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

     There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

LEGAL OPINION AND INTEREST OF NAMED COUNSEL

     The validity of the shares of common stock being offered by this Prospectus will be passed upon for us by Leonard A. Steinberg, General Counsel of Alaska Communications Systems Group, Inc. As of the date of this filing, Mr. Steinberg owns directly 2,411 shares of the Company’s common stock and owns beneficially 120,000 shares of the Company’s common stock under various option grants, some of which are immediately exercisable. He is also eligible to participate in the Plan.

EXPERTS

     The consolidated financial statements of Alaska Communications Systems Group, Inc. and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our adoption of Statement of Financial Accounting Standards No. 142), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission filing fees	$1,469.25
Printing and engraving expenses and postage	5,000.00
Plan Administrator set up fee	1,500.00
Legal fees and expenses	5,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	5,000.00

TOTAL	$22,969.25

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Sections 145(a) and (b) of the Delaware General Corporation Law (the ‘‘DGCL’’) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in connection with specified acts, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a ‘‘derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The statute further provides that it is not exclusive of other indemnification that may be granted by any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the DGCL, the Company’s Certificate of Incorporation also provides that its directors and officers (including former directors and officers) shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that, except in limited circumstances, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

     A directors’ and officers’ insurance policy insures each of the Company’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that the Company maintains in the event it is required to indemnify a director or officer for indemnifiable claims.

ITEM 16. EXHIBITS.

See Exhibit Index.

ITEM 17. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Alaska Communications Systems Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on this 11th day of March 2005.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:
/s/ David Wilson

David Wilson
Senior Vice President, Chief
Financial Officer, Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Wilson and Leonard A. Steinberg, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Liane Pelletier Liane Pelletier	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 11, 2005
/s/ David Wilson David Wilson	Senior Vice President, Chief Financial Officer, Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 11, 2005
/s/ W. Dexter Paine, III W. Dexter Paine, III	Director	March 11, 2005
/s/ Saul A. Fox Saul A. Fox	Director	March 11, 2005
/s/ Byron I. Mallott Byron I. Mallott	Director	March 11, 2005

/s/ Wray T. Thorn Wray T. Thorn	Director	March 11, 2005
/s/ Brian Rogers Brian Rogers	Director	March 11, 2005
/s/ Charles P. Sitkin Charles P. Sitkin	Director	March 11, 2005
/s/ John M. Egan John M. Egan	Director	March 11, 2005
/s/ Patrick Pichette Patrick Pichette	Director	March 11, 2005
/s/ Gary R. Donahee Gary R. Donahee	Director	March 11, 2005

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on November 17, 1999).

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on November 17, 1999).

4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on November 17, 1999).

5.1	Opinion of Leonard A. Steinberg, General Counsel. *

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of Leonard A. Steinberg, General Counsel (included in exhibit 5). *

24.1	Power of Attorney (included on signature page). *

99.1	Form of Enrollment Form for the Alaska Communications Systems Group, Inc. Dividend Reinvestment & Stock Purchase Plan. *

*	Filed electronically herewith.